UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On July 9, 2014, Emad Rizk, M.D., age 51, was appointed President and Chief Executive Officer of Accretive Health, Inc. (the “Company”), and the Board elected him a director, effective July 21, 2014. Since 2003, Dr. Rizk has served as the President of McKesson Health Solutions, a division of McKesson Corporation. Prior to joining McKesson Health Solutions, Dr. Rizk served as the lead partner and global director, medical management/pharmacy for Deloitte Consulting from 1994 to 2003. Dr. Rizk currently serves on the board of directors of Accuray Incorporated, a publicly traded corporation, and the National Alliance for Hispanic Health, a nonprofit organization, and is a past vice-chairman of the National Clinical Advisory Board, a healthcare organization focused on providing insight into the future direction of healthcare, management and delivery of patient care.

In connection with his appointment, Dr. Rizk and the Company entered into an offer letter agreement on July 10, 2014 providing for at-will employment for an indefinite term, an annual base salary of $750,000, an annual target bonus opportunity of at least 100% of base salary, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company.

Pursuant to the offer letter agreement, in connection with Dr. Rizk’s commencement of employment with the Company, Dr. Rizk will be granted (i) a nonstatutory stock option to purchase up to 2,700,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the grant date, and (ii) a restricted stock award for 1,000,000 shares of the Company’s common stock (collectively referred to herein as the “Equity Awards”). The stock option generally will vest in equal annual installments over four years following the grant date, subject to continued service with the Company. One-half of the restricted stock award generally will vest in equal annual installments over four years following the grant date, subject to continued service with the Company. The remaining one-half of the restricted stock award generally will vest based on a stock price performance goal of two times the closing price of a share of the Company’s common stock on the grant date, which must be equaled or exceeded for at least twenty (20) consecutive trading days based on the average closing price for such twenty (20)-consecutive trading day period. The Equity Awards will be issued outside of the Company’s 2010 Stock Incentive Plan as employment inducement grants.

In the event that Dr. Rizk’s employment with the Company is terminated by the Company without “cause” or by Dr. Rizk for “good reason” (as defined in the offer letter agreement), in addition to any earned but unpaid salary and his accrued and vested benefits under the employee benefit programs of the Company, which are payable upon any termination of employment, Dr. Rizk also will be entitled to receive the following payments and benefits:

•	a cash amount equal to two times Dr. Rizk’s base salary plus two times his target bonus, paid monthly for a period of twenty-four (24) months following such termination, subject to Dr. Rizk’s timely execution of a general release of claims in favor of the Company and its affiliates;

•	continued Company-subsidized health benefits for a period of twenty-four (24) months following the date of such termination, subject to Dr. Rizk’s timely execution of a general release of claims in favor of the Company and its affiliates;

•	a pro-rata portion of an annual bonus for the calendar year in which such termination occurs based on actual results for such year, payable at the same time as it would have been paid had such termination not occurred;

•	a pro rata portion of the time-based vesting Equity Awards will become vested and exercisable (as applicable) on such termination determined by multiplying the number of shares of common stock underlying such time-based vesting Equity Awards that would have become vested and exercisable (as applicable) on the anniversary of the grant date immediately following the date of such termination had such termination not occurred, by a fraction, the numerator of which is the number of days during which Dr. Rizk was employed by the Company for the period beginning on the anniversary of the grant date immediately preceding the date of such termination (or the grant date, if such termination occurs prior to the first anniversary of the grant date) and ending on the date of such termination, and the denominator of which is 365;

•	an additional portion of the time-based vesting Equity Awards will become vested and exercisable (as applicable) with respect to 25% of the shares of common stock underlying such time-based vesting Equity Awards;

•	the performance vesting restricted stock will vest or be forfeited on such termination based on achievement of the stock price goal, except that if such termination occurs prior to the second anniversary of the grant date, the two (2) times stock price goal multiple will be replaced with a 1.5 times multiple, if such termination occurs prior to the first anniversary of the grant date, or a 1.75 times multiple, if such termination occurs on or following the first anniversary of the grant date but prior to the second anniversary of the grant date; and

•	in the case of such termination upon or within two (2) years following the occurrence of a “change in control” (as defined in the offer letter agreement) of the Company, full accelerated vesting of the outstanding, unvested portion of the time-based vesting Equity Awards.

In addition, with regard to the performance vesting restricted stock, upon the occurrence of the first change in control to occur following the date of grant and while Dr. Rizk remains in the continued employment of the Company, to the extent that the stock price goal has not previously been achieved, the performance vesting restricted stock will vest or be forfeited upon the occurrence of such change in control based on the achievement of the stock price goal in relation to the highest per share price for the Company’s common stock in the change of control, except that if such change in control occurs prior to the second anniversary of the grant date, the two (2) times stock price goal multiple will be replaced with a 1.5 times multiple, if such change in control occurs prior to the first anniversary of the grant date, or a 1.75 times multiple, if such change in control occurs on or following the first anniversary of the grant date but prior to the second anniversary of the grant date.

Dr. Rizk will also be subject to non-competition and non-solicitation covenants that prohibit Dr. Rizk from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) for twenty-four (24) months following his termination of service with the Company. Dr. Rizk will also be subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of his service with the Company that protect the Company’s proprietary information.

In addition, the Company has entered into an indemnification agreement with Dr. Rizk in the form that the Company has entered into with its other directors and executive officers. Such agreement provides that the Company will indemnify Dr. Rizk to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Dr. Rizk, the Company will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

(b)

On July 9, 2014, Stephen F. Schuckenbrock resigned from his position as President and Chief Executive Officer of the Company, effective July 21, 2014, but will continue as an employee of the Company through October 2, 2014, which is the expiration date of the current term of his employment agreement with the Company. Mr. Schuckenbrock’s resignation was previously announced on April 23, 2014, but his resignation from the position of President and Chief Executive Officer is being accelerated in connection with the Company’s appointment of Dr. Rizk as its new President and Chief Executive Officer (as further described above). Mr. Schuckenbrock will continue to serve as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: July 11, 2014	By:	/s/ Sean F. Orr
Sean F. Orr
Chief Financial Officer and Treasurer